As filed with the Securities and Exchange Commission on February 7, 2014

Registration No. 333-178610

Registration No. 333-176138

Registration No. 333-162548

Registration No. 333-137959

Registration No. 333-65978

Registration No. 333-04676

Registration No. 333-60611

Registration No. 333-25701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178610

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176138

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162548

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137959

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65978

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-04676

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-60611

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-25701

DIGITAL GENERATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3140772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Extreme Reach, Inc.

Suite 75 2nd Avenue

Needham, Massachusetts 02494

(781) 577-2016

(Address of Principal Executive Offices)

DIGITAL GENERATION, INC. 2011 INCENTIVE AWARD PLAN

MEDIAMIND TECHNOLOGIES INC. 2007 STOCK OPTION AND INCENTIVE PLAN

DG FASTCHANNEL, INC. 2006 LONG-TERM STOCK INCENTIVE PLAN

DG FASTCHANNEL, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

DIGITAL GENERATION SYSTEMS, INC. 1992 STOCK OPTION PLAN

DIGITAL GENERATION SYSTEMS, INC. 1995 DIRECTOR OPTION PLAN

STARGUIDE DIGITAL NETWORKS, INC. 1996 STOCK OPTION PLAN

STARGUIDE DIGITAL NETWORKS, INC. 1999 EQUITY INCENTIVE PLAN

SUPPLEMENTAL STOCK OPTION PLAN

(Full Title of the Plans)

John Roland

President and Chief Executive Officer

c/o Extreme Reach, Inc.

Suite 75 2nd Avenue

Needham, Massachusetts 02494

(781) 577-2016

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Digital Generation, Inc. (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)         Registration Statement No. 333-178610, filed with the Securities and Exchange Commission (the Commission”) on December 19, 2011, registering the offer and sale of the Registrant’s common stock, par value $0.001 per share (the “Common Shares”), issuable pursuant to the Digital Generation, Inc. 2011 Incentive Award Plan;

(2)         Registration Statement No. 333-176138, filed with the Commission on August 8, 2011, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan;

(3)         Registration Statement No. 333-162548, filed with the Commission on October 16, 2009, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the DG FastChannel, Inc. 2006 Long-Term Stock Incentive Plan;

(4)         Registration Statement No. 333-137959, filed with the Commission on October 12, 2006, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to DG FastChannel, Inc. 2006 Long-Term Stock Incentive Plan and the DG FastChannel, Inc. 2006 Employee Stock Purchase Plan;

(5)         Registration Statement No. 333-65978, filed with the Commission on July 27, 2001, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Digital Generation Systems, Inc. 1992 Stock Option Plan, the Digital Generation Systems, Inc. 1995 Director Option Plan, the Starguide Digital Networks, Inc. 1996 Stock Option Plan and the Starguide Digital Networks, Inc. 1999 Equity Incentive Plan;

(6)         Registration Statement No. 333-04676, filed with the Commission on August 12, 1998, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Digital Generation Systems, Inc. 1992 Stock Option Plan, the Digital Generation Systems, Inc. 1996 Employee Stock Purchase Plan, and the Digital Generation Systems, Inc. 1995 Director Stock Option Plan;

(7)         Registration Statement No. 333-60611, filed with the Commission on August 4, 1998, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Digital Generation Systems, Inc. 1992 Stock Option Plan; and

(8)         Registration Statement No. 333-25701, filed with the Commission on April 23, 1997, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Supplemental Stock Option Plan, the Digital Generation Systems, Inc. 1992 Stock Option Plan and the Digital Generation Systems, Inc. 1995 Director Stock Option Plan.

On February 7, 2014, pursuant to the Agreement and Plan of Merger dated August 12, 2013, among the Registrant, Extreme Reach, Inc. a Delaware corporation (“Buyer”), and Dawn Blackhawk Acquisition Corp., a Delaware corporation (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant with the Registrant as the surviving corporation in the merger and a wholly-owned subsidiary of Buyer (collectively, the “Transactions”).

As a result of the consummation of the Transactions, Registrant has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Registrant hereby removes and withdraws from registration any and all securities of Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, State of Massachusetts, on the 7th day of February 2014.

DIGITAL GENERATION, INC.

By:	/s/ John Roland
Name:	John Roland
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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